Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ardent Health Partners, Inc. 2024 Omnibus Incentive Award Plan of Ardent Health Partners, Inc. of our report dated March 8, 2024 (except for footnote 1 to the consolidated balance sheets, Note 2, “Summary of significant accounting policies”, with respect to “Variable interest entities”, and Note 15, “Subsequent events”, as to which the date is June 3, 2024), with respect to the consolidated financial statements of Ardent Health Partners, LLC included in the Registration Statement (Form S-1 No. 333-280425) and the related Prospectus of Ardent Health Partners, Inc. filed with the Securities and Exchange Commission on July 15, 2024.

/s/ Ernst & Young LLP

Nashville, Tennessee

July 17, 2024